EXHIBIT 10.15
AMENDMENT TO THE
HEALTHCARE REALTY TRUST INCORPORATED
2007 EMPLOYEES STOCK INCENTIVE PLAN
     WHEREAS, Healthcare Realty Trust Incorporated (the “Company”) has previously established and currently maintains the Healthcare Realty Trust Incorporated 2007 Employees Stock Incentive Plan (the “Plan”) for the benefit of a select group of management and highly compensated employees; and
     WHEREAS, pursuant to Section 11.2 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may permit a Plan Participant to defer the receipt of payment of cash or delivery of shares of Common Stock of the Company that would otherwise be due to such Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award under the Plan; and
     WHEREAS, the Plan is a nonqualified deferred compensation plan, as such term is defined in Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder; and
     WHEREAS, pursuant to pertinent transitional relief issued by the Internal Revenue Service, the Plan may be amended to provide for new payment elections with respect to the time or form of payment of certain deferred compensation without such election being treated as an impermissible change in time or form of payment or an acceleration of payment under Code Section 409A; and
     WHEREAS, the Board of Directors has authorized and wishes so to amend the Plan;
     NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of December 21, 2007:
     1. Section 11.2 of the Plan, “Deferrals of Payment,” is amended to add the following provision:
     A Participant may defer the receipt of delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the satisfaction of vesting with respect to an Award by agreeing to a new payment election on or before December 31, 2008, with respect to the time of payment of such amounts. Such election shall not be treated as a change in the time or form of payment under section 409A(a)(4) of the Code or an acceleration of a payment under section 409A(a)(3) of the Code. With respect to an election to change a time of payment made on or before December 31, 2007, the election may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007. With respect to an election to change a time of payment made on or after January 1, 2008 and on or before December 31, 2008, the election may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
     2. Except as otherwise provided in this Amendment, the provisions of the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, this Amendment is hereby signed this 21st day of December, 2007.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ John M. Bryant, Jr.
Name:	John M. Bryant, Jr.
Title:	Senior Vice President and General Counsel